Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into on May 8, 2021 and serves to amend the Employment Agreement entered into by and between Soliton, Inc., a Delaware company (“Company”), and Brad Hauser (“Executive” and, together with the Company, the “Parties”), on October 30, 2020 (the “Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Agreement.

WHEREAS, on the date hereof, AbbVie Inc., a Delaware company (“Parent”), the Company, and Scout Merger Sub, Inc., a Delaware company and a wholly owned Subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of May 8, 2021 (as amended, restated, supplemented or modified from time to time, the “Merger Agreement”);

WHEREAS, while Executive has been employed by the Company for less than seven (7) months, during such time, he has been instrumental in securing a favorable transaction for the Company and its shareholders;

WHEREAS, as a result of the short amount of time Executive has been employed by the Company, Executive’s “base amount” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would result in him being subject to adverse tax consequences as compared to other members of management and the Company’s shareholders;

WHEREAS, as a result of the circumstances described in the preceding paragraphs, the Parties desire to enter into this Amendment to amend the Agreement to include a limited tax-gross up for any excise taxes incurred under Section 4999 of the Code.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

1.	A new Section 20 shall be added directly following Section 19 of the Agreement which shall read as follows:

“20. Tax Gross Up Provisions.

(a) If any payment made, or benefit provided, to or on behalf of Executive pursuant to this Agreement or otherwise (collectively, the “Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (the “4999 Excise Tax”), then the Company shall pay Executive an additional amount (the “4999 Gross-Up Payment”), subject to the limitations set forth in Section 20(c), such that, to the greatest extent possible given the limitations set forth in Section 20(c), the net amount retained by Executive, after deduction of the 4999 Excise Tax and any interest charges or penalties in respect of the imposition of such 4999 Excise Tax on the Payments, and any federal, state and local income tax, employment tax and 4999 Excise Tax imposed upon the 4999 Gross-Up

Payment provided for by this Section 20, shall be equal to the net amount of the Payments as if the 4999 Excise Tax was not applicable to the Payments. The 4999 Gross-Up Payment shall be paid to or for Executive’s benefit no later than fifteen (15) business days prior to the date by which Executive is required to pay the 4999 Excise Tax or any portion thereof to any federal, state or local taxing authority, without regard to extensions.

(b) For purposes of determining the amount of the 4999 Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the 4999 Gross-Up Payment is made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the 4999 Gross-Up Payment is made, net of the maximum reduction in federal income taxes, if any, which could be obtained from deduction of such state and local taxes. For the avoidance of doubt, the intent of the 4999 Gross-Up Payment is solely to make the imposition of the 4999 Excise Tax tax-neutral for Executive.

(c) Notwithstanding anything herein to the contrary, in no event shall the amount of the 4999 Gross-Up Payment exceed $250,000.

(d) In the event the Closing, as such term is defined in the Merger Agreement, has not occurred by December 31, 2022, this Amendment shall automatically expire and have no force or effect.

2.

The Parties hereto acknowledge and agree that the Agreement, as amended by this Amendment, shall remain in full force and effect and, except as specifically stated herein, is otherwise unmodified and that this Amendment does not alter, amend, modify or affect any other agreement between the Parties. Any reference in the Agreement to “this Agreement” shall be deemed to mean “the Agreement as amended by this Amendment.”

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the Agreement as of the date written above.

SOLITON, INC.

By:	/s/ Lori Bisson

Name:	Lori Bisson

Title:	Executive Vice President and Chief Financial Officer

BRAD HAUSER

By:	/s/ Brad Hauser